FOR IMMEDIATE RELEASE

DATE:             October 14, 2004
CONTACT:          Clay W. Cone
                  Vice President, Director of
                  Corporate Communications
                  239-436-1676

FIRST NATIONAL BANKSHARES OF FLORIDA, INC. REPORTS THIRD
QUARTER NET INCOME OF $8.9 MILLION, OR $0.17 PER SHARE

NAPLES, FL, October 14 - First National Bankshares of Florida, Inc. (NYSE: FLB), a diversified financial services company focused on expansion in the high-growth Florida market, today reported third quarter
2004 net income of $8.9 million, or $0.17 per diluted share, compared with $8.3 million, or $0.17 per diluted share, in the third quarter of 2003.

During the third quarter of 2004, the company incurred after-tax merger expenses of $2.9 million, or $0.05 per diluted share, related to the acquisition of Southern
Community Bancorp. During the third quarter of 2003, the company incurred after-tax restructuring expenses of $1.2 million, or $0.03 per share, related to the spin-off from F.N.B. Corporation.

The company's third quarter 2004 operating revenue, consisting of net interest income on a taxable equivalent basis and non-interest income, totaled $53.1 million, an increase of 14.0% from $46.6 million in operating revenue reported during the third quarter of 2003.

"During the third quarter, we had the emotional and physical distraction of four major hurricanes. But thanks to the dedication of our people we were able to demonstrate solid performance," said Gary L. Tice, Chairman and Chief Executive Officer of First
National Bankshares. "We also were extremely proud to announce our planned affiliation with Fifth Third
Bancorp. This merger is on schedule for completion in January of 2005."

For the first nine months of 2004, net income totaled
$30.6 million, or $0.61 per diluted share. This compares with $27.6 million, or $0.58 per share, a year ago. During the nine months ended September 30, 2004, the company incurred pre-tax merger expenses of $4.6 million, or $0.05 per share, related to the acquisition of Southern Community Bancorp. During the nine months ended September 30, 2003, the company incurred pre-tax merger and restructuring expenses of $3.0 million, or $0.04 per share, related to the acquisition of Charter Banking Corporation and the spin-off from F.N.B. Corporation.

First National Bankshares' third quarter 2004 results reflect a return on average assets (ROA) of 0.78% and a return on average shareholders' equity (ROE) of 7.7%. Excluding the impact of the merger-related expenses, the ROA was 1.03% and the ROE was 10.2%.

Due to the significant capital levels required to be assigned to intangibles for regulatory purposes, management also evaluates performance ratios on a cash basis, or excluding the impact of intangibles and any related intangible amortization. On a cash basis, the ROA was 1.13% and ROE was 24.1%. Intangibles as of September 30, 2004 totaled $427.6 million. Pre-tax intangible amortization recognized during the quarter totaled $611,000.

Credit quality remained exceptional during the quarter.
As of September 30, 2004, the allowance for loan losses totaled $40.3 million, or 1.09% of total loans and 356% of non-performing loans. These figures compare with 1.11% and 686%, respectively, as of June 30, 2004, and 1.13% and 613%, respectively, as of September 30, 2003. The acquisition of Southern
Community Bancorp contributed approximately $10.4 million to the allowance for loan losses and increased non-performing loans by $2.7 million.

Annualized net loan charge-offs for the quarter represented 0.03% of average loans as of September
30, 2004, versus 0.05% as of June 30, 2004, and 0.07%
as of September 30, 2003. Non-performing assets represented 0.22% of total assets as of September 30, 2004, compared with 0.12% as of June 30, 2004, and 0.16% as of September 30, 2003.

Net interest income on a tax-equivalent basis was $37.5 million for the third quarter of 2004, an increase of 18.9% from $31.5 million a year ago. The net interest margin for the three months ended September
30, 2004, was 3.79%, compared with 3.88% for the three months ended June 30, 2004, and 3.97% for the three months ended September 30, 2003.

Non-interest income totaled $15.6 million for the third quarter of 2004, up 3.9% from $15.0 million in the third quarter of 2003. Revenue from insurance and wealth management, which is included in non-interest income, totaled $8.5 million during the quarter, compared with $8.6 million a year ago. Gains from the sale of mortgage loans totaled $702,000 during the third quarter of 2004, compared with $256,000 a year ago. At September 30, 2004, non-interest income represented 29.4% of operating revenue.

Non-interest expense for the third quarter of 2004 was $39.2 million, compared with $33.0 million a year ago.
The efficiency ratio for the three months ended
September 30, 2004 was 73.8%, compared with 70.9% for the three months ended September 30, 2003.
Excluding the impact of merger and restructuring expenses, the efficiency ratios for the same periods were 65.1% and 66.7%, respectively.

Total earning assets grew 48% to $4.7 billion as of September 30, 2004, compared with $3.2 billion a year ago. Total loans grew 59% to $3.7 billion as of September 30, 2004, compared with $2.3 billion a year ago. The acquisition of Southern Community increased total earning assets and total loans by $982.0 million and $864.5 million, respectively.

At September 30, 2004, investment securities totaled
$985.4 million and were 20.9% of earning assets, compared with 25.8% at September 30, 2003. Total deposits were $3.9 billion as of September 30, 2004, compared with $2.7 billion as of September 30, 2003.
The acquisition of Southern Community increased total deposits by $837.7 million.

On September 3, 2004, First National Bankshares completed the acquisition of Southern Community
Bancorp, the holding company for Southern
Community Bank of Central Florida, Southern
Community Bank of Southwest Florida and Southern
Community Bank of South Florida. On the acquisition date, First National Bankshares issued 11.5 million common shares in exchange for the outstanding common stock of Southern Community.

Headquartered in Orlando, Florida, Southern
Community had approximately $1 billion in assets and $838 million in deposits with 18 full-service banking offices throughout South and Central Florida. All
Southern Community offices have been merged with and into First National Bankshares' wholly owned subsidiary, First National Bank of Florida.

On June 30, 2004, First National Bankshares announced the planned acquisition of First Bradenton
Bank. Established in 1997, First Bradenton is a state-chartered commercial bank with $65.7 million in assets, $60.2 million in deposits and one banking location in Bradenton, Florida. The transaction is scheduled to close during the fourth quarter. Upon completion of the merger, First National Bank will have nearly $5.6 billion in total assets, $4.0 billion in deposits and 75 full-service financial centers in South and Central Florida.

On August 2, 2004, First National Bankshares of
Florida and Fifth Third Bancorp announced the signing of a definitive agreement in which Fifth Third will acquire First National Bankshares and its subsidiaries.
The acquisition is expected to close in the first quarter of 2005 and is subject to normal regulatory approvals in addition to the approval of First National's shareholders. Upon completion of this transaction, Fifth Third will have approximately $6.6 billion in assets and 90 banking centers in the state of Florida.
Headquartered in Cincinnati, Ohio, Fifth Third is a diversified financial services company with $98.3 billion in total assets and 1,005 banking centers in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida,
Tennessee and West Virginia. The company's common stock is traded through the NASDAQ National Market
System under the symbol "FITB."

About First National Bankshares
Headquartered in Naples, Florida, First National
Bankshares of Florida, Inc. is a $5.5 billion diversified financial services company. The company's focus is on expansion in the high-growth Florida market. In addition to traditional community banking, the company provides a complete line of insurance and wealth management services with 74 full-service financial centers located throughout South and Central
Florida. The company's stock is traded on the New
York Stock Exchange under the symbol "FLB."

  #           #           #           #

This document contains forward-looking statements with respect to the plans, objectives, financial condition, results of operations and businesses of First
National Bankshares of Florida, Inc.; the benefits and synergies of the planned acquisition of First Bradenton
Bank; the benefits and synergies of the planned affiliation with Fifth Third Bancorp; and the expected date of closing of the acquisitions, including statements containing such words as "believes,"
"expects," "projects," "anticipates," and similar expressions. Such statements involve risks and uncertainties. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest rate margins; (3) general economic conditions are less favorable than expected;
(4) legislative or regulatory changes adversely affect the businesses in which the company is engaged; (5) costs, delays, and any other difficulties related to the planned transactions; (6) failure of the parties to satisfy conditions to the closing of the acquisitions; (7) the ability to manage and continue growth; and (8) other risk factors as detailed in First National Bankshares' reports filed with the Securities and Exchange
Commission. First National Bankshares disclaims any responsibility to update these forward-looking statements.